Exhibit 10.19

Form of Transaction Bonus Award

[Date]
Dear [Name],
As you know, Aleris Corporation (the “Company”) is contemplating entering into an agreement that would result in the sale of the Company. [In recognition of the contributions you have made to the success of the Company and your importance to the potential sale process we have undertaken,] [In lieu of receiving equity awards that would otherwise be granted pursuant to your employment agreement,] the Company is pleased to provide you with the opportunity to receive a transaction bonus (the “Transaction Bonus”), conditioned on the occurrence of the closing of a Qualified Sale (as defined below) and subject to all of the terms and conditions of this letter agreement (the “Bonus Agreement”). [In the event the Qualified Sale does not occur you will remain entitled to equity awards (as contemplated by your employment agreement) having a value equal to your Transaction Bonus amount.]
Key Terms of the Agreement

A)	The amount of your Transaction Bonus is $___________, payable as provided below.

B)	Your entitlement to the Transaction Bonus is conditioned on and subject to the occurrence of the closing of a Qualified Sale.

C)
[The Transaction Bonus, if any, will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company.] [The Transaction Bonus, if any will be granted in lieu (and not in addition to) the ____________________. If the closing of the Qualified Sale does not occur, _____________ will be fully reinstated.]

D)
Subject to the provisions of items (E) and (F) below, the Transaction Bonus will be paid [in two (2) instalments whereby (i) 50% of your Transaction Bonus will be paid in a lump sum in cash within ten (10) days after the closing of a Qualified Sale (such closing date, the “First Vesting Date”) and (ii) the remaining 50% of your Transaction Bonus will be paid in a lump sum in cash within ten (10) days after the six (6) month anniversary of the closing date of the Qualified Sale (such anniversary, the “Second Vesting Date”). All payments will be subject to all applicable withholding taxes, if any.] [in one lump sum payment in cash within ten (10) days after the closing of a Qualified Sale (such closing date, the “Vesting Date”). This payment will be subject to all applicable withholding taxes, if any.]

E)
Except as set forth in item (F), you must be continuously employed by the Company (or any successor to the Company) or its affiliate from the date of this Bonus Agreement until the [First] Vesting Date [or Second Vesting Date] to be entitled to receive the applicable portion of the Transaction Bonus.

F)
[In the event your employment is terminated prior to the First Vesting Date by the Company without Cause or by you for Good Reason, you will remain eligible to receive the Transaction Bonus, provided that the full amount of the Transaction Bonus shall be subject to the occurrence of the First Vesting

Date and shall be paid in one lump sum in cash within ten (10) days after the First Vesting Date. In the event your employment is terminated following the First Vesting Date but prior to the Second Vesting Date by the Company, or its successor, without Cause or by you for Good Reason, you will receive that portion of the Transaction Bonus not previously paid to you in a lump sum in cash within ten (10) days of your termination of employment.] [In the event your employment is terminated prior to the Vesting Date by the Company without Cause or by you for Good Reason, you will remain eligible to receive the Transaction Bonus, provided that the full amount of the Transaction Bonus shall be subject to the occurrence of the Vesting Date and shall be paid in one lump sum payment in cash within ten (10) days after the Vesting Date.] If, prior to the Vesting Date, your employment is terminated for any reason other than the Company terminating your employment without Cause or you terminating your employment for Good Reason, you will forfeit all rights to receive any portion of the Transaction Bonus you have not already received.

G)	The right to a Transaction Bonus is personal to you and you may not transfer it to anyone else.

H)
If all or any portion of the Transaction Bonus could be considered a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations or otherwise, receipt of the Transaction Bonus will be contingent upon stockholder approval in the manner provided in Section 280G(b)(5)(B) of the Code.

I)	The Transaction Bonus is intended to be exempt from or comply with Section 409A of the Code, to the extent applicable, and will be construed and administered consistent with that intention.

J)	For purposes of this Bonus Agreement, the capitalized terms used herein shall have the following meanings:

•	“Cause” shall have the meaning ascribed to such term in the Company’s 2010 Equity Incentive Plan, as amended.

•
“Good Reason” means the occurrence of any of the following, without your prior written consent: (i) a material reduction in your annual base salary or annual bonus opportunity; (ii) a material diminution in your position, duties, responsibilities or reporting relationships; (iii) a material breach by the Company or its successor of any material economic obligation under this Bonus Agreement or, if you are a party to an employment agreement, your employment agreement; or (iv) a change of your principal place of employment to a location more than seventy-five (75) miles from such principal place of employment as of the date of this Bonus Agreement; provided that Good Reason shall not exist unless (x) your first provide written notice to the Company indicating in reasonable detail the events or circumstances believed by you to constitute Good Reason within thirty (30) days of the occurrence of such events or circumstances (or, in the case of clause (ii), within thirty (30) days of your actual or constructive knowledge of such events or circumstances), (y) the Company shall have failed to cure such events and circumstances within thirty days after such notice is given, and (z) the Executive terminates his employment on at least ten (10) days notice within seventy (70) days of the occurrence of such events or circumstances (or, in the case of clause (ii), within seventy (70) days of your actual or constructive knowledge thereof).

•	“Initial Investors” means Oaktree Capital Management, L.P. and its respective affiliates.

•
“Qualified Sale” means the first to occur prior to May 1, 2017 of: (1) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) of the Securities Exchange Act of 1934, as amended) other than the Initial Investors and their affiliates (including among such affiliates, for purposes of this definition, for the avoidance of doubt, any entity that the Initial Investors beneficially own more than 50% of the then-outstanding securities entitled to vote generally in the election of directors of such entity) of more than 50% of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Securities”); (2) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or affecting the Company following which any person or group, other than the Initial Investors and their affiliates, beneficially owns more than 50% of the Voting Securities of the surviving entity; or (3) the sale, lease, exchange, transfer or other disposition of all, or substantially all, of the assets of the Company and its consolidated Subsidiaries, other than to a successor entity of which the Initial Investors and their affiliates beneficially own 50% or more of the Voting Securities.

•	“Vesting Date” means [each of the First Vesting Date and the Second Vesting Date] [the closing date of the Qualified Sale].
The obligations in this Bonus Agreement shall be an unfunded and unsecured promise to pay and your rights hereunder shall be those of a general unsecured creditor of the Company. If the closing of a Qualified Sale does not occur, this Bonus Agreement shall be null and void ab initio and you will have no rights with respect to any payments as described herein. Nothing in this Bonus Agreement is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This Bonus Agreement will be binding on any successor to the Company. This Bonus Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.
*    *    *
This Bonus Agreement and the amount of your Transaction Bonus eligibility are confidential and should not be discussed with anyone including co-workers (other than those designated by Company management) and the Company’s advisors; provided, however, you may share this Bonus Agreement and/or discuss it with your spouse, tax advisors, and legal counsel. In addition, until the earlier of a general announcement by the Company internally or publicly of the sale process or the closing date of a Qualified Sale, the existence of the sale process is confidential and should not be discussed with anyone (including co-workers). We are relying on your sensitivity and professionalism in observing this request. In the event that the Company makes a determination prior to the closing date of a Qualified Sale that you have violated this confidentiality condition, the Company may, in its sole discretion, terminate the Transaction Bonus that you may have otherwise been entitled to receive under this Bonus Agreement.

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company and the contemplated sale process. Please acknowledge your acceptance of the terms of this Bonus Agreement and return it as soon as possible, but no later than __________________, to Tami Polmanteer, EVP & CHRO.
This Bonus Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Sincerely, ALERIS CORPORATION ______________________________________ By: Title:
Acknowledged and Agreed: __________________________________________ Date:__________________________________